Exhibit 10.6
GUARANTY AND UNDERTAKING AGREEMENT
Dated as of June 16, 2009
among
THE GUARANTORS PARTY HERETO,
each a debtor and debtor-in-possession Chapter 11 of the Bankruptcy Code,
and
ABITIBI-CONSOLIDATED INC.,
a company operating pursuant to a proceeding under the Canadian CCAA, in favor of
CITIBANK, N.A.,
as Agent for the Banks

Exhibit A	Form of Intercompany Subordination Agreement

Schedule 3.07	Adverse Proceedings
Schedule 3.09	Environmental Matters
Schedule 3.11	ERISA and Pension Plan Matters
Schedule 3.12	Subsidiaries
Schedule 4.01	Website Address

     GUARANTY AND UNDERTAKING AGREEMENT dated as of June 16, 2009 (this “Agreement”), by and among THE GUARANTORS PARTY HERETO, each a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Guarantors”), ABITIBI-CONSOLIDATED INC., a Canadian corporation and a company operating pursuant to a proceeding under the CCAA (“ACI” and together with the Guarantors, the “Obligors”), and CITIBANK, N.A., as agent for the Banks (the “Agent”).
INTRODUCTORY STATEMENT
     WHEREAS, ACI and each of the Guarantors is an Affiliate of Abitibi-Consolidated U.S. Funding Corp., a Delaware corporation (the “Seller”); and
     WHEREAS, the Seller has entered into that certain Second Amended and Restated Receivables Purchase Agreement dated as of June 16, 2009 (the “ARRPA”) among the Seller, Abitibi Consolidated Sales Corporation, a Delaware corporation, as Servicer (“ACSC”), ACI, as Subservicer, the Agent and the banks party thereto (the “Banks”).
     WHEREAS, in consideration of the financial and other support that the Seller has provided, and such financial and other support as the Seller may in the future provide, to each Guarantor and to ACI, each Guarantor and ACI is willing to enter into this Agreement;
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors agree as follows:
ARTICLE 1
Definitions
     SECTION 1.01. Definitions.
     (a) Terms Defined Herein. As used in this Agreement, the following terms shall have the meanings specified below:
     “13-Week Projection” shall mean a cash flow forecast setting forth the projected combined cash receipts and cash disbursements of the Abitibi Entities (other than Augusta Newsprint) and the Seller on a weekly basis for the following 13 calendar weeks, in substantially the form previously delivered to the Agent. As used herein, “13-Week Projection” shall refer to the most recent 13-Week Projection delivered by the Obligors in accordance with Section 4.04.
     “ABH” shall mean AbitibiBowater Inc., a Delaware corporation.

     “Abitibi DIP Term Facility” shall mean any debtor in possession term loan facility provided to ACI or Donohue; provided that neither the Seller nor any Guarantor shall be liable in respect of any portion thereof.
     “Abitibi Entity” shall mean each of ACI, Donohue and their respective Subsidiaries, other than the Seller.
     “Abitibi Petitioner” shall have the meaning specified in the Canadian Initial Order.
     “ACI” shall have the meaning specified in the Preamble hereto.
     “ACSC” shall have the meaning specified in the Introductory Statement hereto.
     “Adverse Proceeding” shall mean any action, claim (including any environmental claims), suit, charge, order, direction, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Abitibi Entity) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of ACI or Donohue, threatened against or affecting any Abitibi Entity or any property of any Abitibi Entity.
     “Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of Section 5.07, “control” shall also include the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person, whether through the ownership of voting securities, by contract or otherwise; “controlling” and “controlled” have meanings correlative of the foregoing.
     “Agent” shall have the meaning specified in the Preamble hereto.
     “Applicable Date” shall have the meaning specified in Section 5.14.
     “ARRPA” shall have the meaning specified in the Introductory Statement hereto.
     “Asset Sale” shall mean a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Seller or any Guarantor), in one transaction or a series of transactions, of all or any part of any Abitibi Entity’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of ACI’s or Donohue’s Subsidiaries, other than inventory (or other assets) sold, leased or licensed in the ordinary course of business. Notwithstanding the foregoing, none of the following shall be deemed to be an Asset Sale:

     (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5,000,000;
     (2) dispositions of leasehold improvements or leased assets in connection with the termination of an operating lease;
     (3) transfers of assets between or among the Abitibi Entities;
     (4) sales or other dispositions of Cash Equivalents or obligations in settlement of Hedge Agreements;
     (5) sales, transfers or other dispositions of the assets of Bridgewater or any of its Subsidiaries in satisfaction of all or any portion of their respective obligations;
     (6) the creation of a Lien to the extent that the creation thereof is permitted under Section 5.01;
     (7) sales or other dispositions of assets constituting collateral under the Abitibi DIP Term Facility pursuant to the exercise of remedies under the documents governing the Abitibi DIP Term Facility;
     (8) dispositions of accounts receivable and other payment obligations in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings, and transfers of accounts receivable, other payment obligations and related assets in connection with credit insurance; and
     (9) sales or other dispositions of assets of any Subsidiary that is not a wholly-owned Subsidiary.
     “Augusta Newsprint” shall mean Augusta Newsprint Company, a Georgia corporation.
     “Authorized Officer” shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
     “Authorized Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer or assistant treasurer of ACI and the chief financial officer, treasurer or assistant treasurer of Donohue that (i) such financial statements fairly present, in all material respects, the financial condition of the Abitibi Entities, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, except, in the case of unaudited financial statements, for the absence of footnotes and for normal year-end audit adjustments and (ii) no Default or Event of Default has occurred and is continuing (provided, that each Authorized Officer Certification delivered pursuant to Section 4.01(b) or 4.01(c) shall also include the computation of Cumulative Consolidated EBITDAR for the applicable Fiscal Quarter or Fiscal Year).
     “Bankruptcy Code” shall mean the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.).

     “Bankruptcy Courts” shall mean, collectively, the Bankruptcy Court and the Canadian Court.
     “Banks” shall have the meaning specified in the Introductory Statement hereto.
     “Bowater Entities” shall mean, collectively, (a) ABH, (b) Bowater Incorporated and its Subsidiaries and (c) Bowater Newsprint South LLC and its Subsidiaries.
     “Bridgewater” shall mean Bridgewater Paper Company Limited, a U.K. company limited by shares.
     “Canada Pension Plan” shall mean the public pension plan created pursuant to the Canada Pension Plan, R.S. 1985, c. C-8.
     “Canadian Case” shall mean the case commenced on April 17, 2009 by ACI and certain of its Subsidiaries pursuant to the CCAA in the Canadian Court.
     “Canadian GAAP” shall mean generally accepted accounting principles in Canada as in effect from time to time.
     “Canadian Initial Order” means the Second Amended Initial Order made by the Canadian Court in the Canadian Case on May 6, 2009 as amended on or prior to the date hereof.
     “Canadian Person” shall mean any Person that is organized under the laws of Canada or any province or territory thereof.
     “Capital Expenditures” shall mean expenditures of a Person that are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of such Person.
     “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Carve-Out” shall mean (a) all allowed professional fees and disbursements incurred by the professionals retained, pursuant to sections 327, 328 or 1103(a) of the Bankruptcy Code, by the Obligors and any statutory committee appointed in the US Cases and any disbursements of any member of such committee in an aggregate amount not to exceed (i) $7,500,000 in the aggregate in respect of professional fees and disbursements incurred following the occurrence and during the pendency of an Event of Default or an event of default under any such other post-petition facility of any of the Obligors (each a “Carve-Out Event”) plus (ii) professional fees and disbursements incurred prior to the occurrence of a Carve-Out Event to the extent subsequently allowed plus (iii) professional fees and disbursements incurred from and after the date on which the Carve-Out Event is no longer continuing to the extent subsequently allowed and (b) quarterly fees required to be paid pursuant to 28 U.S.C. § 1930(a)(6) and any fees payable to the Clerk of the Bankruptcy Court; provided, however, that no portion of the Carve-Out shall be used to pay professional fees and disbursements incurred in connection with (i) asserting any claims or causes of action against the Agent, the Banks, the Syndication Agent or the Seller or any of their respective successors and assigns and/or challenging or raising any defense to the Guaranteed Obligations, the Superpriority Guaranty Claims or the Superpriority Receivables Claims, (ii) asserting or prosecuting any action for preferences, fraudulent conveyances, or other avoidance power claims against the Agent, the Banks, the Syndication Agent or the Seller or any of their respective successors and assigns, (iii) objecting to or contesting the true sale nature of the sale and/or contribution of the Transferred Receivables or (iv) objecting to or contesting in any manner, or raising any defenses to, the validity, perfection, priority, extent or enforceability of the Guaranteed Obligations under or in connection with the Transaction Documents, provided further, however, that the Carve-Out may include professional fees and disbursements for investigation of such claims, causes of action or defenses in an aggregate amount not to exceed $50,000.
     “Cases” shall mean, collectively, the US Cases and the Canadian Case.
     “Cash Equivalents” shall mean, as at any date of determination, any of the following to the extent readily monetized: (i) readily marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States of America or the government of Canada or (b) issued by any agency or instrumentality of the government of the United States of America or the government of Canada, the obligations of which are backed by the full faith and credit of such government, in each case maturing within one year after the date of acquisition thereof; (ii) readily marketable direct obligations issued by any state of the United States of America or any province of Canada, or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within one year after such date and having a rating of at least A-1 from S&P or P-1 from Moody’s; (iii) insured demand deposits, time deposits or certificates of deposit maturing within one year after the date of acquisition thereof (in the case of time deposits or certificates of deposit) of (1) any commercial bank that (A) is a member of the Federal Reserve System, (B) issues (or the parent of which issues) commercial paper rated as described in clause (v), (C) is organized under the laws of the United States of America or any state thereof and (D) has combined capital and surplus of at least $500,000,000 or (2) any bank listed on Schedule I of the Bank Act (Canada) that has Tier 1 capital (as defined in OSFI Guideline A-1 on Capital Adequacy Requirements) of not less than $500,000,000; (iv) repurchase obligations, having a term of not more than ten days, with respect to underlying securities of the types described in clauses (i) entered into with any commercial bank satisfying the requirements of clause (iii); (v) commercial paper issued by a Person organized under the laws of any state of the United States of America or Canada maturing no later than the Business Day prior to the first Settlement Date (Yield and Fees) following the date of purchase and having a rating of at least A-1 from S&P and at least P-1 from Moody’s; and (vi) shares of any no load money market mutual fund (A) having a rating from each rating agency rating such fund in its highest investment category and (B) having substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (iii) above (including such funds for which the Agent or any of its Affiliates is investment manager or advisor).
     “Change of Control” shall mean, at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of ABH or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of ABH; (b) ABH shall cease to beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of ACI; provided that for purposes of this clause (b), the exchangeable shares issued by AbitibiBowater Canada Inc. (f/k/a Bowater Canada, Inc.) outstanding on April 1, 2008 shall be deemed to have been exchanged for Equity Interests of ABH; (c) ACI shall cease to beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Abitibi-Consolidated Company of Canada; (d) ABH (or any wholly owned Subsidiary of ABH that is organized under the laws of any state of the United States but is not Bowater Incorporated or any Subsidiary thereof) shall cease to collectively and beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Donohue; (e) Donohue shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of each of its Subsidiaries that is a Guarantor; or (f) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of ABH cease to be occupied by Persons who either (i) were members of the board of directors of ABH on the Effective Date or (ii) were nominated for election by the board of directors of ABH, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors.
     “Chapter 11 Cases” shall mean the proceedings under chapter 11 of the Bankruptcy Code commenced by the Guarantors on the Petition Date.
     “Chapter 15 Case” shall mean the case filed on April 19, 2009 by ACI and certain of its Subsidiaries in the Bankruptcy Court under chapter 15 of the Bankruptcy Code.
     “Combined Capital Expenditures” shall mean an amount equal to the sum, without duplication, of (a) Consolidated Capital Expenditures of ACI and its Subsidiaries plus (b) Consolidated Capital Expenditures of Donohue and its Subsidiaries.
     “Commodity Agreement” shall mean any commodity exchange contract, commodity swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity risk associated with the Abitibi Entities’ operations and not for speculative purposes.
     “Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures of a Person and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries.
     “Consolidated EBITDAR” shall mean, with respect to the Abitibi Entities for any period, the sum, without duplication, of:
     (a) Consolidated Net Income for such period (after giving effect to the proviso to the definition of “Consolidated Non-Cash Charges”), plus

     (b) to the extent such Consolidated Net Income for such period has been reduced thereby,
     (i) all income taxes paid or accrued during such period,
     (ii) Consolidated Interest Expense for such period,
     (iii) Consolidated Non-Cash Charges for such period,
     (iv) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary,
     (v) (A) any costs, fees, expenses or disbursements of attorneys, consultants or advisors to the Abitibi Entities, in each case, incurred in connection with the ongoing administration of the Cases and the negotiation, execution and documentation of the Transaction Documents, together with any such costs, fees, expenses or disbursements paid to the attorneys, consultants and advisors of the agents and lenders in connection therewith and (B) any upfront, arrangement or other fees paid by the Obligors in connection with the Facility, in each case for such period, minus
     (c) to the extent such Consolidated Net Income for such period has been increased thereby, Consolidated Non-Cash Gains for such period.
     “Consolidated Interest Expense” shall mean, with respect to the Abitibi Entities and for any period, the sum, without duplication, of (a) the interest expense (including (i) imputed interest expense in respect of Capital Leases and (ii) “yield” expense and fee expense incurred as a result of the transactions pursuant to the ARRPA) of the Abitibi Entities for such period, determined on a combined basis and otherwise in accordance with GAAP and (b) any interest accrued during such period, in respect of Indebtedness of any Abitibi Entity, that is required under GAAP to be capitalized rather than included in consolidated (or combined) interest expense for such period.
     “Consolidated Net Income” shall mean, with respect to the Abitibi Entities, for any period, net income (or loss) determined on a combined basis in accordance with GAAP for such period; provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing):
     (a) gains or losses from disposals, asset impairments or reversal of impairments or abandonments or reserves relating thereto;
     (b) gains or losses on foreign currency translation in connection with the remeasurement of balance sheet assets and liabilities;
     (c) items classified as extraordinary gains or losses; and

     (d) the net income or loss of any Person that is not a Subsidiary of ACI or Donohue, except to the extent of cash dividends or distributions paid to ACI, Donohue or to a Subsidiary.
     “Consolidated Non-Cash Charges” shall mean, with respect to the Abitibi Entities, for any period, the aggregate depreciation, amortization and other non-recurring non-cash expenses reducing Consolidated Net Income for such period (provided that if any such other non-recurring non-cash expense represents a reserve or similar provision for cash expenditures in a future period, such cash expenditures shall be deducted from Consolidated Net Income in the determination of Consolidated EBITDAR for the period in which such cash expenditures are made).
     “Consolidated Non-Cash Gains” shall mean, with respect to the Abitibi Entities, for any period, the aggregate non-recurring non-cash items increasing Consolidated Net Income for such period (excluding (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDAR in a prior period).
     “Contractual Obligation” shall mean, as applied to any Person, any obligation of such Person under any Security issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Abitibi Entities’ operations and not for speculative purposes.
     “Default” shall mean a condition or event that constitutes an Event of Default or which, after notice or lapse of time or both, would become, unless cured or waived, an Event of Default.
     “Disqualified Equity Interests” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the scheduled payments or dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, except, in the case of clauses (a) and (b), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Guaranteed Obligations.
     “Donohue” shall mean Donohue Corp., a Delaware corporation.
     “Effective Date” shall mean June 16, 2009.

     “Employee Benefit Plan” shall mean (a) in respect of any Abitibi Entity that is a US Person, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by any Abitibi Entity or any of their respective ERISA Affiliates in the preceding six calendar years, and (b) in respect of any Abitibi Entity that is a Canadian Person, any employee benefit plan of any nature or kind that is not a Pension Plan and is maintained by or contributed to, or required to be maintained by or contributed to, by any Abitibi Entity that is a Canadian Person.
     “Environmental Claim” shall mean any written notice of investigation, notice of violation, claim, action, suit, charge, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any Environmental Law or any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to worker health and safety, natural resources or the environment.
     “Environmental Laws” shall mean any and all foreign or domestic, federal (U.S. or Canadian), state, provincial or municipal or any subdivision of any of them laws (including the common law), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, and any other Laws or any other requirements of Governmental Authorities relating to: (a) environmental matters, including those relating to any Hazardous Materials Activity and endangered or threatened species; (b) the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, management, control, containment, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing; (c) any actual or alleged damage, injury, threat or harm to worker health and safety, natural resources or the environment or the preservation or reclamation of natural resources or the environment; (d) forestation; or (e) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare; in each case, in any manner applicable to any Abitibi Entity or any Property.
     “Equity Interests” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
     “ERISA Affiliate” shall mean, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section

414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Abitibi Entity shall continue to be considered an ERISA Affiliate of such Abitibi Entity within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Abitibi Entity and with respect to liabilities arising after such period for which such Abitibi Entity could be liable under the Internal Revenue Code or ERISA.
     “ERISA Event” shall mean, with respect to any Abitibi Entity that is a US Person, (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 or Section 430, as applicable, of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any Abitibi Entity or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in either case in liability to any Abitibi Entity or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan under Section 4042(a)(1)-(3) of ERISA; (f) the imposition of liability on any Abitibi Entity or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any Abitibi Entity or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Abitibi Entity or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on any Abitibi Entity or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Abitibi Entity or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (k) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.
     “Event of Default” shall have the meaning set forth in Article 6.

     “Facility” shall mean the accounts receivable purchase facility made available to the Seller pursuant to the Transaction Documents.
     “Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.
     “Fiscal Year” shall mean the fiscal year of the Abitibi Entities ending on December 31 of each calendar year.
     “GAAP” shall mean, for any period prior to January 1, 2009, Canadian GAAP and, for any period commencing on or after January 1, 2009, US GAAP.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Governmental Authorization” shall mean any permit, license, approval, authorization, plan, directive, consent order or consent decree or other like instrument of or from or required by any Governmental Authority.
     “Guarantee” by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
     “Guaranteed Obligations” shall mean all payment obligations of the Seller under the Transaction Documents, including without limitation, payment of the Termination Amount and all Indemnified Amounts.
     “Guarantors” shall have the meaning specified in the Preamble hereto.
     “Hazardous Materials” shall mean any chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard or cause an adverse effect to the health and safety of the owners, occupants or any Persons or property in the vicinity of any Property or to the indoor or outdoor environment, including asbestos, petroleum (or any breakdown constituents), dioxin, pentachlorophenol and polychlorinated biphenyls.

     “Hazardous Materials Activity” shall mean any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
     “Hedge Agreement” shall mean an Interest Rate Agreement, a Commodity Agreement or a Currency Agreement.
     “Historical Financial Statements” shall mean (x) the consolidated financial statements of ACI and its Subsidiaries for Fiscal Year 2007 and Fiscal Year 2006 and (y) the combined financial statements of the Abitibi Entities for Fiscal Year 2008, in each case certified by an Authorized Officer that they fairly present, in all material respects, the financial condition of ACI and its Subsidiaries or the Abitibi Entities, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated.
     “Indebtedness” shall mean, as applied to any Person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument; (e) all indebtedness secured by any Lien (other than Liens permitted under Section 5.01(u)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, provided that the amount of any such Indebtedness that is nonrecourse to the credit of that Person shall be determined to be the lesser of (i) the amount of such Indebtedness and (ii) the value of the property or assets subject to such Lien; (f) the undrawn amount of any letter of credit or banker’s acceptance issued or accepted, as the case may be, for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or otherwise; (g) Disqualified Equity Interests; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (i) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (A) or (B) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; and (k) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, in each case, whether entered into for hedging or speculative purposes.
     “Interest Rate Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Abitibi Entities’ operations and not for speculative purposes.
     “Internal Revenue Code” shall mean the U.S. Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Laws” shall mean, as to any Person, collectively, all applicable international, foreign, federal (U.S. or Canadian), state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.
     “Lien” shall mean any lien, mortgage, hypothec, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
     “Liquidity” shall mean, on any date of determination, the sum of (a) the Dollar Equivalent of the combined amount of Unrestricted Cash of the Abitibi Entities on such date (excluding, however, any such Unrestricted Cash of the Abitibi Entities that are not Canadian Persons or US Persons) plus (b) the Securitization Availability on such date plus (c) the principal amount of loans available to be borrowed under the Abitibi DIP Term Facility on such date.
     “Material Adverse Effect” shall mean (A) a material adverse effect on (i) the financial condition, business, operations, assets, liabilities or prospects of the Abitibi Entities taken as a whole, (ii) the ability of ACI or any Guarantor to perform any of its obligations under any of the Transaction Documents to which it is a party or (iii) the legality, validity or enforceability of the

Transaction Documents (including, without limitation, the validity, enforceability or priority of the ownership or security interests granted thereunder) or (B) a material impairment of the rights or remedies of the Agent or the Banks under any of the Transaction Documents; provided that a Material Adverse Effect shall not be deemed to exist as a result of the Bankruptcy Case and the Canadian Case or the effect thereof or the circumstances and events leading up thereto.
     “Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” shall mean any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
     “Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Abitibi Entities in the form prepared for presentation to senior management thereof for the applicable Fiscal Year.
     “Non-Public Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
     “Obligors” shall have the meaning specified in the Preamble hereto.
     “Organizational Documents” shall mean (a) with respect to any corporation or company, its certificate, articles or memorandum of incorporation, organization, association or amalgamation, its letters patent or other constating documents, in each case, as amended, and its by-laws, if any, as amended, (b) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating or incorporation agreement, as amended. In the event any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.
     “PCTFA” the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).
     “Pension Plan” shall mean, (a) in respect of any Abitibi Entity that is a US Person, any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA and is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and (b) in respect of any Abitibi Entity that is a Canadian Person, each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by such Abitibi Entity in respect of its employees or former employees, but does not include the Canada Pension Plan or the Québec Pension Plan.
     “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Pre-Petition Payment” shall mean a payment by an Abitibi Entity that is a party to any of the Cases (by way of adequate protection or otherwise) of principal or interest on, or otherwise on account of, any Indebtedness of any Abitibi Entity that is a party to any of the Cases existing on the Petition Date.
     “Projections” shall have the meaning specified in Section 3.06(a).
     “Property” shall mean any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Abitibi Entity or any of their respective predecessors or Affiliates.
     “Québec Pension Plan” shall mean the public pension plan created pursuant to An Act respecting the Québec Pension Plan, R.S.Q. C.R-9.
     “RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.).
     “Release” shall mean any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) or the movement of any Hazardous Material through the air, soil, surface water or groundwater.
     “Reorganization Plan” shall mean a plan of reorganization in any of the US Cases or a plan of compromise or arrangement in the Canadian Case.
     “Restricted Junior Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of ACI or Donohue now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of ACI or Donohue now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of ACI or Donohue (or any direct or indirect parent thereof) now or hereafter outstanding; and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, (i) any pre-petition Indebtedness or (ii) any Indebtedness that is subordinated to (or that is required to be subordinated to) the Guaranteed Obligations.

     “S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securitization Availability” shall mean, on any date of determination, (a) the lesser of (i) Collateral Availability and (ii) the Purchase Limit, minus (b) the aggregate outstanding Capital of Receivable Interests.
     “Subsidiary” shall mean with respect to any Person, (a) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; or (b) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of ACI or Donohue.
     “Superpriority Claim” shall mean a claim against any Guarantor or any of their Subsidiaries in any of the US Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.
     “Tax” shall mean any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called (including any GST or PST), including any interest, additions to tax or penalties thereto, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person.
     “Transferred Receivables” shall have the meaning specified in the Originator Purchase Agreement.
     “UCC” shall mean the personal property security laws as from time to time in effect in any applicable United States jurisdiction which govern the validity, perfection (or opposability), effect of perfection or of non-perfection or priority of security interests.

     “Unrestricted Cash” shall mean cash and Cash Equivalents that would not appear in the combined financial statements of the Abitibi Entities, prepared on a combined basis and otherwise in accordance with GAAP, as a line item on the balance sheet as “restricted cash” or similar caption.
     “US Cases” shall mean, collectively, the Chapter 11 Cases and the Chapter 15 Case.
     “US GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.
     “US Person” shall mean any Person that is organized under the laws of the United States or any state thereof.
     “US Subsidiary” shall mean each Subsidiary that is a US Person.
     (b) Terms Defined in the ARRPA. As used in this Agreement, the following terms shall have the meanings set forth in the ARRPA:
Adequate Protection Claims
Bankruptcy Code
Bankruptcy Court
Business Day
CAD
Canadian Amended Order
Canadian Court
Canadian Dollar Equivalent
Capital
CCAA
Collateral
Collateral Availability
Collections
Dollars
Dollar Equivalent
Eligible Assignee
GST
Indemnified Amounts
Indemnified Party
Insurance Policy
Insurance Policy Event
Majority Banks
Originator
Originator Purchase Agreement
Originator Receivable
Petition Date
PPSA
PST
Purchase Limit

Receivable
Receivable Interest
Related Security
Securitization Provisions
Settlement Date (Yield and Fees)
Superpriority Guaranty Claims
Superpriority Receivables Claims
Syndication Agent
Termination Amount
Transaction Documents
US Final Order
US Interim Order
Yield
     SECTION 1.02. Terms Generally. Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. Unless otherwise stated, references herein to any Dollar amount shall include a reference to the Canadian Dollar Equivalent thereof.
ARTICLE 2
Guarantees
     SECTION 2.01. The Guarantees. Each Guarantor hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the Guaranteed Obligations. Upon failure by the Seller to pay punctually any amounts in respect of the Guaranteed Obligations, the Guarantors shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the ARRPA.
     SECTION 2.02. Guarantee Unconditional. The obligations of each Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Seller under any Transaction Document, by operation of law or otherwise;

     (b) any modification or amendment of or supplement to any Transaction Document;
     (c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Seller, any Guarantor or any other Person under any Transaction Document;
     (d) any change in the corporate existence, structure or ownership of the Seller, any Guarantor or any other Person or any of their respective subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Seller, any Guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Seller, any Guarantor or any other Person under any Transaction Document;
     (e) the existence of any claim, set off or other right that such Guarantor may have at any time against the Seller, any Guarantor, any Bank or any other Person, whether in connection with the Transaction Documents or any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (f) any invalidity or unenforceability relating to or against the Seller, any Guarantor or any other Person for any reason of any Transaction Document, or any provision of applicable law or regulation purporting to prohibit the payment of the Guaranteed Obligations by the Seller, any Guarantor or any other Person; or
     (g) any other act or omission to act or delay of any kind by the Seller, any Guarantor, any other party to any Transaction Document, any Bank or any other Person, or any other circumstance whatsoever that might, but for the provisions of this clause (g), constitute a legal or equitable discharge of or defense to any obligation of any Guarantor hereunder.
     SECTION 2.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances.
     (a) Each Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Seller or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
     (b) Each Guarantor agrees that (i) its obligations under this Agreement shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Guaranty Claims granted to the Agent and the Banks pursuant to the US Interim Order (or the US Final Order, as applicable) shall not be affected in any manner by the entry of an order confirming a Reorganization Plan in any of the Cases.
     SECTION 2.04. Waiver By Guarantors. Each Guarantor irrevocably waives acceptance hereof, diligence, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person or entity against the Guarantor, the Seller, any Guarantor or any other Person or entity.
     SECTION 2.05. Subrogation. A Guarantor that makes a payment with respect to a Guaranteed Obligation or by reason of contribution against any other guarantor of such Guaranteed Obligation hereunder shall be subrogated to the rights of the payee against the Seller with respect to such payment; provided that no Guarantor shall enforce any payment by way of subrogation against the Seller so long as any Guaranteed Obligation remains unpaid.
     SECTION 2.06. Stay Of Acceleration. If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Seller, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Transaction Documents shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Banks.
     SECTION 2.07. Payments. All payments made by any Guarantor pursuant to this Article 2 shall be made to the Agent for the ratable benefit of the Banks.
ARTICLE 3
Representations And Warranties Of The Obligors
     Each Obligor represents and warrants, to the Agent and the Banks that:
     SECTION 3.01. Existence, Qualification And Power; Compliance With Laws. Each Abitibi Entity (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, except, in the case of an Abitibi Entity that is not the Seller or an Obligor, to the extent failure to be duly organized or formed and in good standing would not be reasonably expected to have a Material Adverse Effect, (b) subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and subject to the entry by the Canadian Court of the Canadian Amended Order, and in each such case, subject to the terms thereof, has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Transaction Documents to which it is a party, except, in the case of clause (b)(i), to the extent that failure to have any requisite power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and subject to the entry by the Canadian Court of the Canadian Amended Order, and in each such case, subject to the terms thereof, is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except to the extent that failure to be duly qualified and in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (d) is in compliance with all Laws, orders, writs and injunctions except to the extent failure to comply therewith is permitted by the Bankruptcy Code or the CCAA or the Canadian Amended Order and except to the extent failure to comply therewith would not, individually or in the aggregate, reasonably be expected to cause a Material Adverse Effect and (e) subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and subject to the entry by the Canadian Court of the Canadian Amended Order, has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except to the extent that failure to have any requisite governmental license, authorization, consent and approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     SECTION 3.02. Authorization; No Contravention. Subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and subject to the entry by the Canadian Court of the Canadian Amended Order, and in each such case, subject to the terms thereof, the execution, delivery and performance by each Obligor of each Transaction Document to which such Person is a party, and the consummation of the transactions contemplated thereby, are within such Person’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien on any of the properties or assets of any Abitibi Entity (other than Liens created under the Transaction Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in this clause (b), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     SECTION 3.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except as required under the Bankruptcy Code and the CCAA and applicable state, federal (U.S. or Canadian) and provincial bankruptcy rules) or any other Person is necessary for or required of an Obligor as a condition to the execution, delivery or performance by such Obligor, or enforcement against such Obligor, of any Transaction Document other than the filings necessary to perfect the interest of the Seller, the Agent (for the benefit of the Banks) in the Receivables Interests.
     SECTION 3.04. Binding Effect. Subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and subject to the entry by the Canadian Court of the Canadian Amended Order, and in each such case, subject to the terms thereof, this Agreement and each other Transaction Document has been duly executed and delivered by each Obligor that is a party thereto. Subject to the entry by the Bankruptcy Court of (x) the US Interim Order at any time prior to the entry of the US Final Order and (y) the US Final Order thereafter, and subject to the entry by the Canadian Court of the Canadian Amended Order, and in each such case, subject to the terms thereof, this Agreement and each other Transaction Document constitutes a legal, valid and binding obligation of each Obligor that is a party thereto, enforceable against such Obligor in accordance with its terms.
     SECTION 3.05. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP (except, with respect to the financial statements for Fiscal Year 2008, to the extent that the combination of the financial statements of ACI and Donohue is not in accordance with GAAP) and fairly present, in all material respects, the financial position, on a consolidated or combined basis, as applicable, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a combined basis, of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from normal year-end audit adjustments. Except as otherwise publicly disclosed by ABH and its Affiliates prior to the Effective Date, as of the Effective Date no Abitibi Entity has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of the Abitibi Entities taken as a whole.
     SECTION 3.06. Projections. (a) On and as of the Effective Date, the projections of the Abitibi Entities (taken as a whole) for the period of Fiscal Year 2009 through and including Fiscal Year 2010 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Abitibi Entities; provided that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further that, as of the Effective Date, management of the Abitibi Entities believed that the Projections were reasonable and attainable.
     (b) The Obligors have disclosed any material assumptions with respect to the 13-Week Projection and affirm that the 13-Week Projection was prepared in good faith upon assumptions believed to be reasonable at the time of preparation.
     SECTION 3.07. Material Litigation. Other than the Cases, any proceedings that have been stayed as a result of the Cases and as disclosed on Schedules 3.07 and 3.11, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Abitibi Entity (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any unstayed final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal (U.S. or Canadian), state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.08. Ownership Of Property; Liens. Each Abitibi Entity has (a) good, sufficient and legal title to (in the case of fee interests in real property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), (c) valid licensed rights in (in the case of licensed interests in real or intellectual property) and (d) good title to (in the case of all other personal property) all of their respective material properties and assets reflected in the most recent Historical Financial Statements referred to in Section 3.05 and in the most recent financial statements delivered pursuant to Section 4.01, in each case except (i) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 5.04 and (ii) in the case of Abibiti Entities other than the Seller or an Obligor, to the extent that the failure to have such title, interests or rights could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
     SECTION 3.09. Environmental Matters. In each case, except as set forth on Schedule 3.09:
     (a) No Abitibi Entity nor any of its respective facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Abitibi Entity has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604 et seq.) or any comparable federal (U.S. or Canada), state, foreign or provincial law with respect to any environmental condition that could reasonably be expected to have a Material Adverse Effect. There are and, to the knowledge of ACI and Donohue, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Abitibi Entity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Abitibi Entity is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Governmental Authorizations required under all applicable Environmental Laws necessary to operate its business, except for any non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Abitibi Entity has been issued or been required to obtain a Governmental Authorization for the treatment, storage or disposal of hazardous waste for any of its facilities pursuant to the RCRA, or any comparable federal, state, foreign or provincial Environmental Law, nor are any such facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any comparable federal, state, provincial or foreign law, the failure of which to obtain or comply with could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to any Abitibi Entity relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity or which is reasonably likely to give rise to any liability or responsibility pursuant to any Environmental Law, in either case which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
     (b) Each Obligor hereby acknowledges and agrees that neither the Agent nor any Bank: (i) is now, or has ever (A) owned, occupied or been in charge, management or control of any Property, or (B) been in charge, management or control of any Obligor’s affairs or operations, or (ii) has or has ever had the capacity or the authority through the provisions of the Transaction Documents or otherwise to direct or influence any (A) Obligor’s conduct with respect to the ownership, operation or management of any Property, (B) undertaking, work or task performed by any employee, agent or contractor of any Obligor or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance with Environmental Laws.
     SECTION 3.10. Taxes. In each case except to the extent failure to do so is permitted by Chapter 11 of the Bankruptcy Code or the CCAA or the Canadian Amended Order or to the extent the failure to file or pay could not reasonably be expected to have a Material Adverse Effect, all federal (U.S. and Canadian), provincial and other Tax returns and reports of the Abitibi Entities (including all GST and PST returns) required to be filed by any of them have been timely filed, and all federal (U.S. and Canadian), provincial and other (including all GST and PST returns) Taxes shown on such Tax returns and reports to be due and payable and all assessments, fees and other governmental charges upon the Abitibi Entities and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, ACI and Donohue know of no proposed Tax assessment against any Abitibi Entity which is not being actively contested by such Abitibi Entity in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
     SECTION 3.11. ERISA and Pension Plan Compliance. (a) Except as set forth on Schedule 3.11: (i) each Abitibi Entity and each of their respective ERISA Affiliates is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all its obligations under each Employee Benefit Plan, except where the failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect; (ii) no material liability to the PBGC (other than required premium payments or contributions in the ordinary course of business), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Abitibi Entity; (iii) no ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (iv) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or as required under any collective bargaining agreement, no Abitibi Entity has any liability with respect to an Employee Benefit Plan that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Abitibi Entity or any of their respective ERISA Affiliates, except for any such liability that could not reasonably be expected to have a Material Adverse Effect; (v) except as could not reasonably be expected to have a Material Adverse Effect, the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Abitibi Entity or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan as of such date; (vi) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Abitibi Entities and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero; and (vii) each Abitibi Entity and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     (b) Except as set forth on Schedule 3.11: (i) in respect of each Abitibi Entity that is a Canadian Person, the Pension Plans that are required to be registered are duly registered under all applicable Laws which require registration (including the Income Tax Act (Canada)), have been administered in accordance with the Income Tax Act (Canada) and such other applicable Laws (other than the payment of the special amortization payments since the Petition Date and the transfer of commuted values out of the plans) and no event has occurred which is reasonably likely to cause the loss of such registered status, except to the extent that the failure to be registered could not reasonably be expected to have a Material Adverse Effect, (ii) all obligations of each Canadian Obligor (including fiduciary, contribution, funding, investment and administration obligations) required to be performed in connection with the Employee Benefit Plans, the Pension Plans and any funding agreements therefor under the terms thereof and applicable statutory and regulatory requirements (other than the payment of the special amortization payments since the Petition Date and the transfer of commuted values out of the plans), have been performed in a timely fashion in accordance with the terms thereof, except to the extent that the failure to so perform could not reasonably be expected to have a Material Adverse Effect, (iii) no promises of benefit improvements under the Pension Plans or the Employee Benefit Plans (other than improvements required to be implemented pursuant to court orders under the Canadian Case) have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect, (iv) all employer and employee payments, contributions, and premiums (other than the payment of the special amortization payments since the commencement of the Canadian Case) required to be remitted or paid to or in respect of the Pension Plans and the Employee Benefit Plans have been paid or remitted in accordance with their respective terms and applicable statutory and regulatory requirements, except to the extent that the failure to so pay or remit could not reasonably be expected to have a Material Adverse Effect, (v) there have been no improper withdrawals or applications of the assets of the Pension Plans or the Employee Benefit Plans that could reasonably be expected to have a Material Adverse Effect, (vi) there are no outstanding disputes concerning the assets or liabilities of the Pension Plans or the Employee Benefit Plans that could reasonably be expected to have a Material Adverse Effect and (vii) each Pension Plan is funded to the extent required by Law, except (x) in respect of the payment of the special amortization payments thereto since the Petition Date and (y) to the extent that the failure to be so funded could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.12. Subsidiaries; Equity Interests. Donohue has no Subsidiaries other than those disclosed in Schedule 3.12, and all of the outstanding Equity Interests owned by Donohue (or any Subsidiary of Donohue) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by Donohue (or any Subsidiary of Donohue) in such Subsidiaries are owned free and clear of all Liens except Liens permitted under Section 5.01. Schedule 3.12 sets forth the name, jurisdiction and ownership interest of Donohue and each of its Subsidiaries.

     SECTION 3.13. Margin Regulations; Investment Company Act. (a) No Abitibi Entity is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) No Abitibi Entity is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     SECTION 3.14. Disclosure. No representation or warranty of any Obligor contained in any Transaction Document or in any other documents, certificates or written statements furnished to the Agent or any Bank by or on behalf of any Abitibi Entity for use in connection with the transactions contemplated hereby, together with all other representations, warranties, documents, certificates and statements so furnished taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to ACI and Donohue in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Obligors to be reasonable at the time made, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to ACI and Donohue (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Banks for use in connection with the transactions contemplated hereby.
     SECTION 3.15. Labor Matters. Except for matters that have been stayed as a result of the Cases, (a) no Abitibi Entity is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect, (b) there is no unfair labor practice complaint or other labor proceeding (including certification) pending against any Abitibi Entity, or to the knowledge of ACI and Donohue, threatened against any of them before the National Labor Relations Board or a labor board of any other jurisdiction, and no grievance or arbitration proceeding arising out of or under any applicable collective bargaining agreement is pending against any Abitibi Entity or, to the best knowledge of ACI and Donohue, threatened against any of them and there is no Abitibi Entity in violation of any applicable collective agreement, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (c) there is no strike or work stoppage in existence or, to the knowledge of ACI and Donohue, threatened involving any Abitibi Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (d) to the knowledge of ACI and Donohue, no application for recognition, petition for certification or representation petition or union organizing activities are taking place with respect to the employees of any Abitibi Entity which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and (e) all payments due from ACI for employee health and welfare insurance have been paid or accrued as a liability on the books of ACI and ACI has withheld and remitted all employee withholdings to be withheld or remitted by it and has made all employer contributions to be made by it (other than the payment of the special amortization payments since the Petition Date), in each case pursuant to applicable Law, including on account of the Canada Pension Plan and Québec Pension Plan maintained by the Government of Canada and the Province of Québec, respectively, employment insurance, employee income taxes, and any other required payroll deduction, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     SECTION 3.16. The US Interim Order, the US Final Order and the Canadian Amended Order. At the time that any of the Guaranteed Obligations become due and payable, the Banks shall, subject to the provisions of Article 6 and the applicable provisions of (i) the US Interim Order (at any time prior to the entry of the US Final Order), (ii) the US Final Order (thereafter) and (iii) the Canadian Amended Order, be entitled to immediate payment of such Guaranteed Obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Courts.
     SECTION 3.17. Material Contracts. Each Abitibi Entity is in material compliance with each contract entered into by it after the Petition Date the breach or loss of which could reasonably be expected to have a Material Adverse Effect.
     SECTION 3.18. PATRIOT Act. To the extent applicable, each Abitibi Entity is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the PATRIOT Act, (c) the PCTFA and (d) each of (i) Part II.1 of the Criminal Code (Canada), (ii) the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada), (iii) the United Nations Al-Qaida and Taliban Regulations (Canada) and (iv) any other Canadian Laws (including those administered by Foreign Affairs and International Trade Canada and the Department of Public Safety Canada (collectively, the “Departments”)) which (x) prohibit Canadians from engaging in transactions with, or providing services to, Persons on the lists created under various federal statutes and regulations, or (y) block Persons, foreign countries and territories subject to Canadian sanctions administered by, inter alia, the Departments.
     SECTION 3.19. Priority. (a) Each Guarantor hereby covenants, represents and warrants that, upon entry of (i) the US Interim Order at any time prior to the entry of the US Final Order and (ii) the US Final Order thereafter, the obligations of such Guarantor hereunder shall at all times constitute an allowed superpriority claim pursuant to section 364(c)(1) of the Bankruptcy Code with priority above all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code (other than the Adequate Protection Claims), subject in all respects to the Carve-Out and (b) ACSC hereby covenants, represents and warrants that, upon entry of (i) the US Interim Order at any time prior to the entry of the US Final Order and (ii) the US Final Order thereafter, the obligations of ACSC under the ARRPA and the Originator Purchase Agreement shall at all times constitute an allowed superpriority claim pursuant to section 364(c)(1) of the Bankruptcy Code with priority above all other administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject in all respects to the Carve-Out.

     (b) Except for the Carve-Out (and solely with respect to the Superpriority Guaranty Claims, except for the Adequate Protection Claims against each Guarantor), the Superpriority Guaranty Claims and the Superpriority Receivables Claims of the Agent and the Banks against each Guarantor shall at all times be senior to the rights of any chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the US Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 cases if any of the US Cases are converted to cases under chapter 7 of the Bankruptcy Code as against each Guarantor.
ARTICLE 4
Affirmative Covenants
     Until the date on which no Capital of or Yield on any Receivable Interest shall be outstanding, all other amounts owed by the Seller under the ARRPA to the Banks or the Agent shall have been paid in full and the Banks shall have no further obligation to purchase Receivable Interests pursuant to the ARRPA, the Obligors shall, and shall cause each of their Subsidiaries (other than the Seller) to:
     SECTION 4.01. Financial Statements. (a) Deliver to the Agent for prompt further distribution to each Bank, as soon as available, and in any event within 30 days after the end of each month ending after the Effective Date (other than the third month of each Fiscal Quarter), commencing with the month in which the Effective Date occurs, the combined balance sheet of the Abitibi Entities as at the end of such month and the related combined statements of income and cash flows of the Abitibi Entities for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth, in the case of any financial statements for a period commencing on or after January 1, 2010, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with an Authorized Officer Certification;
     (b) Deliver to the Agent for prompt further distribution to each Bank, as soon as available, and in any event within 50 days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending June 30, 2009, the combined balance sheets of the Abitibi Entities as at the end of such Fiscal Quarter and the related combined statements of income and cash flows of the Abitibi Entities for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in the case of any financial statements for a period commencing on or after January 1, 2010, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with an Authorized Officer Certification;
     (c) Deliver to the Agent for prompt further distribution to each Bank, as soon as available, and in any event within 105 days after the end of each Fiscal Year, commencing with Fiscal Year 2009, (i) the combined balance sheets of the Abitibi Entities as at the end of such

Fiscal Year and the related combined statements of income, stockholders’ equity and cash flows of the Abitibi Entities for such Fiscal Year, setting forth in the case of any financial statements for a period commencing on or after January 1, 2010, in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with an Authorized Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such combined financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public (or, in the case of ACI, chartered) accountants of recognized national standing selected by ACI and Donohue, and reasonably satisfactory to the Agent (which report shall be unqualified (other than with respect to the Cases), and shall state that such combined financial statements fairly present, in all material respects, the combined financial position of the Abitibi Entities as at the dates indicated and the results of their operations and their cash flows for the periods indicated on a combined basis and otherwise in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements);
     (d) [Reserved];
     (e) Documents required to be delivered pursuant to this Section 4.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Obligors (or any direct or indirect parent of the Obligors) post such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 4.01; provided that: (i) upon written request by the Agent or any Bank, the Obligors shall deliver paper copies of such information to the Agent or such Bank (as applicable) and (ii) the Obligors shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents.
     (f) The Obligors and each Bank acknowledge that certain of the Banks may be “public-side” Banks (Banks that do not wish to receive material Non-Public Information with respect to ABH, the Obligors, their respective Subsidiaries or their Securities) and, if documents or notices required to be delivered pursuant to this Section 4.01 or otherwise are being distributed through Intralinks (the “Platform”), any document or notice that ACI or Donohue has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Banks. ACI and Donohue agree to clearly designate all information provided to the Agent by or on behalf of the Obligors which is suitable to be made available to public-side Banks. If the Obligors have not indicated whether a document or notice delivered pursuant to this Section 4.01 contains material Non-Public Information, Agent shall post such document or notice solely on that portion of the Platform designated for Banks who wish to receive material Non-Public Information with respect to ABH, the Obligors, their respective Subsidiaries and their Securities.
     SECTION 4.02. Other Information. (a) Deliver to the Agent for prompt further distribution to each Bank:
     (i) promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by the ABH, ACI or Donohue to their security holders acting in such capacity or by any Subsidiary of any of the foregoing to its security holders other than any other Abitibi Entity or ABH, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Abitibi Entity with any securities exchange or with the U.S. Securities and Exchange Commission, the Ontario Securities Commission, the Québec Autorité des marchés financiers or any other governmental or private regulatory authority, (C) all press releases and other statements made available generally by any Abitibi Entity to the public concerning material developments in the business of any Abitibi Entity, and (D) such other information and data with respect to any Abitibi Entity as from time to time may be reasonably requested by Agent or any Bank;
     (ii) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Abitibi Entities, or compliance with the terms of the Transaction Documents, as the Agent or any Bank through the Agent may from time to time reasonably request;
     (iii) (A) as soon as practicable in advance of filing with the Bankruptcy Court or the Canadian Court or delivering to the official creditors’ committee appointed in the US Cases (the “Creditors’ Committee”) or to the United States Trustee for the District of Delaware (the “US Trustee”), as the case may be, all other proposed orders and pleadings related to the Facility (which must be in form and substance reasonably satisfactory to the Banks), any Reorganization Plan and/or any disclosure statement related thereto and (B) substantially simultaneously with the filing with the Bankruptcy Court or the Canadian Court or delivering to the Creditors’ Committee or to the US Trustee, as the case may be, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Obligors or other Indebtedness of the Obligors that may be filed with the Bankruptcy Court or the Canadian Court or delivered to the Creditors’ Committee or to the US Trustee; and
     (iv) simultaneously with delivery to the lenders under the Abitibi DIP Term Facility, each notice, report or other information required to be delivered pursuant to the terms of the Abitibi DIP Term Facility (other than routine administrative notices and correspondence unrelated to any failure of any Abitibi Entity to perform thereunder) to the extent not otherwise required to be delivered hereunder.
     (b) On a quarterly basis, at regularly scheduled times reasonably acceptable to the Agent (but in any event on at least five (5) Business Days’ notice to the Agent), the Obligors shall hold an update call with an Authorized Officer of each of ACI and Donohue and such other members of senior management of the Obligors as the Obligors deems appropriate and the Banks and their respective representatives, advisors and independent contractors to discuss the state of the Abitibi Entities’ business, including but not limited to recent performance, current business and market conditions and material performance changes.
     SECTION 4.03. Notices. Deliver to the Agent for prompt further distribution to each Bank:
     (a) promptly upon any officer of ACI or Donohue obtaining actual knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to ACI or Donohue with respect thereto; (ii) that any Person has given any notice to any Abitibi Entity or the Seller or taken any other action with respect to any default or event of default under the Abitibi DIP Term Facility; or (iii) of the occurrence of any event or change that has caused, or of the existence of, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action ACI or Donohue has taken, is taking and proposes to take with respect thereto;
     (b) promptly upon any officer of ACI or Donohue obtaining actual knowledge of (i) any Adverse Proceeding not previously disclosed in writing to the Banks, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other unprivileged information as may be reasonably available to ACI or Donohue to enable the Banks and their counsel to evaluate such matters;
     (c) promptly upon the occurrence thereof, written notice describing in reasonable detail (i) any Release required to be reported to any federal (U.S. or Canadian), state, provincial or local governmental or regulatory agency under any applicable Environmental Laws reasonably likely to lead to liability or expenses in excess of $1,000,000, (ii) any remedial action taken by any Person in response to (A) any Hazardous Materials Activities, the existence of which has a reasonable possibility of resulting in one or more Environmental Claims or any liability under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect, or (B) any Environmental Claims which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (ii) ACI’s or Donohue’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that could cause such Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; and
     (d) as soon as practicable following the sending or receipt thereof by any Abitibi Entity, a copy of any and all written communications with respect to (i) any Environmental Claims which could reasonably be expected to result, individually or in the aggregate, in liability or expenses in excess of $1,000,000, (ii) any Release required to be reported to any Governmental Authority which would be reasonably be expected to result, individually or in the aggregate, in liability or expenses in excess of $1,000,000 and (iii) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Abitibi Entity may be potentially responsible for any Hazardous Materials Activity which could reasonably be expected to result in, individually or in the aggregate, liability or expenses in excess of $1,000,000.
     SECTION 4.04. 13-Week Projections. Deliver to the Agent for prompt further distribution to each Bank, on the fifth Business Day following the last Business Day of each calendar week (with each calendar week deemed to end on Friday), (i) an updated 13-Week Projection and (ii) a statement setting forth the combined cash flow of the Abitibi Entities (other than Augusta Newsprint) and the Seller for such calendar week.

     SECTION 4.05. Payment of Taxes and Claims; Compliance with Obligations. (a) In accordance with the Bankruptcy Code and the CCAA and the Canadian Amended Order and subject to any required approval of the Bankruptcy Courts, pay all federal (U.S. and Canadian) and other material post-petition Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises (including any GST and PST) before any penalty or fine accrues thereon, and all federal (U.S. and Canadian) and other material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine (or, in the case of such federal (U.S. and Canadian) and other material claims, any material penalty or fine) shall be incurred with respect thereto; provided that no such federal (U.S. and Canadian) or other material Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a federal (U.S. and Canadian) or other material Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such federal (U.S. and Canadian) or other material Tax or claim.
     (b) Subject to the effect of the Cases, the Bankruptcy Code and the CCAA and all orders of the Bankruptcy Courts entered with the consent of (or non-objection by) the Banks, comply in all material respects with all Contractual Obligations entered into on or after the Petition Date, except to the extent that any failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     SECTION 4.06. Preservation of Existence, Etc. Except as otherwise permitted under Section 5.04, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business, except in the case of clause (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that no such Person shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the interests of the Banks under the Transaction Documents;
     SECTION 4.07. Maintenance of Properties. Maintain or cause to be maintained, in all material respects, in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Abitibi Entities and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; provided, however, that nothing contained herein shall be construed (a) to restrict or prohibit the closure of any property or facility or (b) to require the maintenance of any closed property or facility.
     SECTION 4.08. Maintenance of Insurance. Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance)

reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Abitibi Entities) as are customarily carried under similar circumstances by such other Persons.
     SECTION 4.09. Maintenance of Insurance Policy. Cause the Insurance Policy to be maintained in full force and effect.
     SECTION 4.10. Compliance With Laws. Except as otherwise excused by the Bankruptcy Code or the CCAA, comply with, and cause all other Persons, if any, on or occupying any facilities to comply with, the requirements of all applicable Laws (including all Environmental Laws), rules, regulations and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     SECTION 4.11. Books and Records; Inspections. (a) Keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its and their business and activities and (b) permit any authorized representatives designated by any Bank to visit and inspect any of its or their properties, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their respective officers and independent public (or in the case of ACI, chartered) accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.
     SECTION 4.12. ERISA and Pension Plans. (a) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, deliver to the Agent for prompt further distribution to each Bank a written notice specifying the nature thereof, what action any Abitibi Entities or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the United States Department of Labor or the PBGC with respect thereto; (b) with reasonable promptness, upon request by Agent, deliver to the Agent for prompt further distribution to each Bank copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Abitibi Entity or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) all notices received by any Abitibi Entity or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Agent shall reasonably request; and (c) in respect of ACI, deliver to the Agent for prompt further distribution to each Bank (i) copies of each annual and other return, report or valuation with respect to each registered Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that ACI may receive from any applicable Governmental Authority with respect to any registered Pension Plan; and (iii) notification within 30 days of any increases having a cost to ACI in excess of $1,000,000 per annum in the aggregate, in the benefits of any existing Pension Plan or Employee Benefit Plan, or the establishment of any new Pension Plan or Employee Benefit Plan, or the commencement of contributions to any such plan to which ACI was not previously contributing.

     SECTION 4.13. Further Assurances.
     (a) Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable Laws, or that the Banks or the Agent may reasonably request, in order to effectuate the transactions contemplated by the Transaction Documents.
     (b) Cause any subsequently acquired or formed wholly-owned US Subsidiary of Donohue (including, for the avoidance of doubt, Augusta Newsprint and any other Person any of the Equity Interests of which are presently owned by Donohue or any of its US Subsidiaries that becomes a wholly-owned US Subsidiary of Donohue after the Effective Date) to become a Guarantor and an Obligor by executing and delivering a joinder to this Agreement, in form and substance reasonably acceptable to the Administrative Agent, within ten Business Days after such acquisition or formation; provided, that the foregoing requirement shall be inapplicable to Augusta Newsprint if (x) the transaction pursuant to which Augusta Newsprint becomes a wholly-owned US Subsidiary of Donohue (or in the case of any series of transactions pursuant to which Augusta Newsprint becomes a wholly-owned US Subsidiary of Donohue, each such transaction), including, to the extent of any recourse to any Guarantor or to any asset of any Guarantor, any financing required to effect such transaction or transactions (collectively, the “Augusta Financing”) is approved by the Bankruptcy Court, (y) the Augusta Financing (including any Guarantee thereof) is permitted under Section 5.03 and (z) the terms of the Augusta Financing (A) do not provide for recourse against any Abitibi Entity or against the assets of any Abitibi Entity other than (1) Augusta Newsprint and its assets and (2) solely to the extent that it has guaranteed the Augusta Financing, ACSC and the Equity Interests of Augusta Newsprint held by ACSC and (B) prohibit Augusta Newsprint from becoming a Guarantor.
     (c) Promptly upon request by the Agent or the Banks, correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof.
     SECTION 4.14. Credit Ratings. Use commercially reasonable efforts to (a) obtain credit ratings in respect of the Facility from S&P and at least one other nationally recognized statistical rating organization within thirty (30) days after the Effective Date and (b) maintain in effect credit ratings in respect of the Facility from such ratings organizations thereafter; provided that nothing in this Section 4.14 shall obligate any Abitibi Entity to maintain any particular credit rating in respect of the Facility.
ARTICLE 5
Negative Covenants
     Until the date on which no Capital of or Yield on any Receivable Interest shall be outstanding, all other amounts owed by the Seller under the ARRPA to the Banks or the Agent shall have been paid in full and the Banks shall have no further obligation to purchase Receivable Interests pursuant to the ARRPA, the Obligors shall not (and shall not apply to either of the Bankruptcy Courts for authority to), and shall cause each of their Subsidiaries (other than the Seller) not to:
     SECTION 5.01. Liens. Directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property, asset or undertaking of any kind (including any document or instrument in respect of goods or accounts receivable) of any Abitibi Entity, whether now owned or hereafter acquired or licensed, or any income or profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect for more than ten Business Days, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any state or the PPSA of any province or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:
     (a) Liens (other than Liens permitted under Section 5.01(n)) existing on the Petition Date;
     (b) Liens created pursuant to orders of the Bankruptcy Courts entered on or prior to the Effective Date, including in respect of adequate protection;
     (c) Liens created pursuant to the Transaction Documents, the US Interim Order, the Canadian Initial Order, the Canadian Amended Order and the US Final Order;
     (d) Liens for Taxes if obligations with respect to such Taxes either (i) accrued prior to the Petition Date or (ii) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and, in the case of clause (ii), so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
     (e) Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) prior to the Petition Date, (ii) for amounts not more than 30 days overdue or (iii) for amounts that are more than 30 days overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
     (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, permits, licenses, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);
     (g) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Abitibi Entity;

     (h) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
     (i) purported Liens evidenced by the filing of precautionary UCC or financing statements or Liens evidenced by the filing of PPSA financing statements, in either case relating solely to operating leases of personal property entered into in the ordinary course of business;
     (j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
     (l) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Abitibi Entity in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Abitibi Entity;
     (m) ground leases of underutilized or vacant properties of any Abitibi Entity to third parties with which any Abitibi Entity has a production, co-production, operating or other arrangement or to third-party providers of energy, transportation services or raw materials in the ordinary course of business, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Abitibi Entity;
     (n) Liens on an aggregate amount of $160,000,000 of cash collateral securing Indebtedness permitted under Section 5.03(j) or 5.03(k);
     (o) Liens granted by any Abitibi Entity in favor of the Seller or any Guarantor;
     (p) Liens on any insurance policy (other than the Insurance Policy) securing Indebtedness incurred to purchase such insurance policy to the extent permitted under Section 5.03(l);
     (q) Liens securing judgments that do not constitute an Event of Default hereunder; provided that enforcement of any such Liens is stayed and claims secured by such Liens are being actively contested in good faith and by appropriate proceedings;
     (r) Liens on assets of any Abitibi Petitioner securing Indebtedness permitted under Section 5.03(c) or clause (i) of Section 5.03(n);
     (s) Liens on the assets and Equity Interests of Augusta Newsprint securing Indebtedness permitted under Section 5.03(o);
     (t) Liens on specific items of inventory or other goods of a Person and the proceeds thereof (other than proceeds constituting Collateral) securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

     (u) Statutory Liens arising pursuant to the Ontario Pension Benefits Act;
     (v) Liens on the assets of Bridgewater and its Subsidiaries; and
     (w) Liens securing Indebtedness permitted under Sections 5.03(f) and 5.03(g); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness.
     It is acknowledged and agreed that any reference in this Agreement to a Lien that is permitted hereunder (or words to similar effect) is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Seller, the Agent or any Bank created or to be created pursuant to any of the Transaction Documents to any such permitted Lien).
     SECTION 5.02. Investments. Make or hold any Investments, except:
     (a) Investments existing on the Petition Date;
     (b) Investments in cash or Cash Equivalents;
     (c) equity Investments owned as of the Effective Date in any Subsidiary and Investments made after the Effective Date in the Seller or any Guarantor; provided, that in the case of Investments in the form of intercompany advances or loans made to a Guarantor, the applicable Indebtedness is permitted under Section 5.03(e);
     (d) Investments in the form of intercompany advances or loans made to any Abitibi Petitioner to the extent the applicable Indebtedness is permitted under Section 5.03(e);
     (e) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Abitibi Entities;
     (f) Investments consisting of Hedge Agreements entered into in the ordinary course of business consistent with past practice;
     (g) Investments in the form of non-cash consideration received (i) from any Asset Sale permitted hereunder (other than to the extent such Asset Sale involves the sale or disposition of cash or Cash Equivalents) or (ii) from any sale or other disposition not constituting an Asset Sale (other than a sale or disposition of cash or Cash Equivalents);
     (h) Investments in the form of loans and advances to, and Guarantees of the obligations of, employees of any of the Abitibi Entities or employees of ABH incurred in the ordinary course of business, in an aggregate amount not to exceed (x) $5,000,000 to the extent directly attributable to the relocation of the corporate headquarters of ABH and (y) in addition to the Investments permitted pursuant to the preceding clause (x), $2,000,000, in each case at any one time outstanding;

     (i) Investments consisting of Guarantees of Indebtedness otherwise permitted under Section 5.03;
     (j) Investments in the form of payment of intercompany expenses to the extent permitted under clause (vi) of Section 5.07;
     (k) the acquisition or redemption of Equity Interests of Augusta Newsprint not owned on the Effective Date by ABH or any of its Subsidiaries; provided, that Augusta Newsprint shall have become a Guarantor to the extent required under Section 4.13(b); and
     (l) other Investments in an aggregate amount not to exceed $30,000,000 at any time outstanding; provided, that the aggregate amount of Investments made by Guarantors in reliance on this Section 5.02(l) shall not exceed $10,000,000 at any time outstanding.
     SECTION 5.03. Indebtedness. Directly or indirectly create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
     (a) Indebtedness (other than Indebtedness permitted under Section 5.03(k)) outstanding on the Petition Date;
     (b) Indebtedness of any Obligor created under the Transaction Documents;
     (c) Indebtedness of ACI in respect of the Abitibi DIP Term Facility in an aggregate principal amount not to exceed $250,000,000 at any time outstanding;
     (d) Indebtedness of Bridgewater Paper Company Limited and its Subsidiaries in respect of hedging obligations entered into in the ordinary course of business and not for speculative purposes;
     (e) Indebtedness of any Abitibi Entity owing to any other Abitibi Entity; provided that (x) any such Indebtedness of a Guarantor that is owed to another Guarantor shall have administrative priority status in the US Case (or, with respect to any such Indebtedness of an Abitibi Entity that has become a Guarantor after the Effective Date, in a proceeding under Chapter 11 of the Bankruptcy Code commenced by such Abitibi Entity after the Effective Date) of the applicable Guarantor pursuant to Section 507(a)(2) of the Bankruptcy Code and (y) any such Indebtedness of ACI that is owed to a Guarantor shall be secured by a charge on the assets of ACI pursuant to paragraph 63 of the Canadian Initial Order with the priority set forth in paragraph 89 thereof;
     (f) Indebtedness in respect of Capital Leases in an aggregate amount not to exceed $15,000,000 at any time outstanding;
     (g) purchase money Indebtedness of the Abitibi Entities; provided that, any such Indebtedness shall be secured only by the asset acquired, constructed, developed or improved in connection with the incurrence of such Indebtedness;

     (h) Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case incurred in the ordinary course of business;
     (i) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
     (j) Indebtedness under Hedge Agreements entered into in the ordinary course of business consistent with past practice;
     (k) letters of credit issued in the ordinary course of business having an aggregate face amount not to exceed, as of any date of incurrence of such Indebtedness, $135,000,000;
     (l) Indebtedness solely in respect of premium financing or similar deferred obligations with respect to insurance policies purchased in the ordinary course of business;
     (m) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Abitibi Entity;
     (n) Indebtedness in respect of any Guarantee made by (i) any Abitibi Petitioner of Indebtedness permitted under Section 5.03(c) and (ii) any Abitibi Entity of Indebtedness (other than Indebtedness permitted under Section 5.03(c)) of any other Abitibi Entity otherwise permitted hereunder; provided, that any such Indebtedness in respect of a Guarantee made by a Guarantor shall be subordinated to the Guaranteed Obligations of such Guarantor pursuant to an Intercompany Subordination Agreement substantially in the form of Exhibit A unless an order of the Bankruptcy Court provides that such Indebtedness shall have administrative priority status in the US Case of such Guarantor pursuant to Section 507(a)(2) of the Bankruptcy Code;
     (o) (i) Indebtedness of Augusta Newsprint incurred after the Petition Date to finance the acquisition or redemption of Equity Interests of Augusta Newsprint not owned on the Effective Date by ABH or any of its Subsidiaries, in an aggregate principal amount not to exceed $100,000,000 at any time outstanding (“Redemption Indebtedness”) and (ii) Indebtedness in respect of Guarantees made by ACSC of Redemption Indebtedness; provided, that the aggregate amount of Redemption Indebtedness so guaranteed by ACSC shall not exceed the product of (x) the percentage of Augusta Newsprint’s outstanding Equity Interests held by ACSC and (y) the aggregate principal amount of Redemption Indebtedness then outstanding;
     (p) Indebtedness of any Abitibi Entity (other than the Seller) arising from agreements of such Abitibi Entity providing for indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the sale or other disposition of any business, assets or Equity Interest of any such Abitibi Entity permitted under this Agreement, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interest; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the net proceeds, whether or not cash, actually received by the Abitibi Entities in connection with such disposition; and

     (q) other unsecured Indebtedness of the Abitibi Entities in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.
     SECTION 5.04. Fundamental Changes; Disposition Of Assets; Acquisitions. Enter into any transaction of merger, amalgamation, reorganization or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
     (a) (i) any Abitibi Entity may be merged or amalgamated with or merged into any Guarantor; provided that (x) in the case of any such merger or amalgamation involving a Guarantor, the continuing or surviving Person shall be a Guarantor and (y) in the case of any such merger or amalgamation involving ACI, the continuing or surviving Person (1) shall have assumed all of ACI’s obligations under the Transaction Documents pursuant to documentation reasonably satisfactory to the Agent and (2) shall have delivered to the Agent proper financing statements, financing change statements and/or financing statement amendments under the UCC and PPSA of all jurisdictions that the Agent deems reasonably necessary or desirable in order to continue the perfection of the ownership and security interests contemplated by the Transaction Documents and (3) shall have delivered to the Agent such legal opinions with respect to the foregoing matters as the Agent shall have reasonably requested, and (ii) any Abitibi Entity may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Guarantor;
     (b) (i) any Abitibi Entity that is not a Guarantor may be merged or amalgamated with or merged into any other Abitibi Entity that is not a Guarantor; provided that in the case of any such merger or amalgamation involving ACI, the continuing or surviving Person shall have satisfied the requirements set forth in subclauses (y)(1), (y)(2) and (y)(3) of Section 5.04(a)) and (ii) any Abitibi Entity (other than ACI) that is not a Guarantor may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Abitibi Entity that is not a Guarantor;
     (c) sales or other dispositions of assets that do not constitute Asset Sales;
     (d) disposals of obsolete, worn out or surplus equipment in the ordinary course of business or as approved by the Bankruptcy Court, in the case of the Guarantors, or the Canadian Court, in the case of the other Abitibi Entities;
     (e) sales of accounts receivable, payment intangibles, collections thereon and related assets and Related Security by ACI and ACSC to the Seller, and sales of such accounts receivables, payment intangibles, collections thereon and related assets and Related Security by the Seller, in each case pursuant to the Originator Purchase Agreement and the ARRPA; provided that, except as contemplated by the Originator Purchase Agreement, no such sales shall take the form of capital contributions or other Investments;
     (f) Investments made in accordance with Section 5.02;
     (g) any liquidation, winding-up or dissolution of Augusta Newsprint or of Bridgewater or any of its Subsidiaries or of all or any part of their respective business, assets or property;
     (h) the disposition of (i) all or substantially all of the Equity Interests or assets of Lufkin, Manicouagan Power Company and ACH Limited Partnership, (ii) any timberland assets and (iii) any assets associated with a mill or other facility that has been permanently closed;
     (i) other Asset Sales (other than Equity Interests of ACI, the Seller or any Guarantor) in an aggregate amount not to exceed $100,000,000, so long as no Default or Event of Default shall have occurred and be continuing at the time of such Asset Sale or shall be caused thereby.
     SECTION 5.05. Disposal of Subsidiary Equity Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 5.04, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law.
     SECTION 5.06. Conduct of Business. Except as required by the Bankruptcy Code or the Canadian Court, engage in any business other than the businesses engaged in by such Obligor or such Subsidiary on the Effective Date.
     SECTION 5.07. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate other than (i) transactions entered into in the ordinary course of business and on terms that are no less favorable to the relevant Abitibi Entity than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis by the relevant Abitibi Entity and an unrelated Person, (ii) transactions between or among Guarantors, (iii) compensation, retirement, expense reimbursement, insurance and indemnification arrangements with directors, officers, employees or consultants in the ordinary course of business consistent with the 13-Week Projection; (iv) allocation of customer orders between the Abitibi Entities and the Bowater Entities determined in the ordinary course of business in a manner consistent with past practice; (v) payments in the ordinary course of business to the Bowater Entities of amounts received by Abitibi Entities and representing payments on accounts receivable of the Bowater Entities consistent with past practice and permitted by orders of the Bankruptcy Court and/or the Canadian Court, as applicable; (vi) allocation of selling, general and administrative expenses between Abitibi Entities and Bowater Entities in the ordinary course of business in a manner consistent with past practice; (vii) joint purchasing agreements between or among the Abitibi Entities and the Bowater Entities whereby the parties thereto agree to jointly purchase goods or services from third parties; provided that such joint purchasing agreements are on terms no less favorable than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate and (viii) transactions contemplated by the ARRPA and the Originator Purchase Agreement.

     SECTION 5.08. Restricted Junior Payments. Make any Restricted Junior Payment, except (a) payments made pursuant to “first day” orders in the US Cases, the Canadian Initial Order, the Canadian Amended Order or other orders entered by the Bankruptcy Courts or action approved by the monitor pursuant to the Canadian Amended Order with notice to the Agent and (y) payments in respect of Adequate Protection Claims to the extent authorized by the Bankruptcy Court; provided that payments of regularly scheduled interest shall be permitted (i) with respect to post-petition Indebtedness and (ii) with respect to pre-petition Indebtedness to the extent authorized by an order of the Bankruptcy Courts; provided further, that Indebtedness secured by a Lien permitted under Section 5.01 on an asset that is disposed of pursuant to a transaction permitted under Section 5.04 may be prepaid with the proceeds of such disposition. Notwithstanding the foregoing, the following, to the extent not covered by an existing order of the US and Canadian Courts, shall be permitted:
     (1) any payment solely to reimburse ABH or its Affiliates for actual out-of-pocket expenses, not including fees paid directly or indirectly to ABH or its Affiliates, for the provision of services by unaffiliated third parties to the Abitibi Entities;
     (2) payments to, or on behalf of, ABH solely to permit ABH to pay its reasonable accounting, legal and administrative expenses when due, in an aggregate amount in any Fiscal Year not to exceed 50% of the amount of such expenses incurred by ABH during such Fiscal Year; provided, that the amount of such payments permitted to be made during any Fiscal Year shall be increased by the amount of such expenses allocated by ABH to Bowater Incorporated, Bowater Newsprint South LLC or any of their Subsidiaries for such Fiscal Year (such amount to be equal to 50% of the amount of such expenses incurred by ABH during such Fiscal Year), but only to the extent such Persons have failed to pay such amount; provided further, that the aggregate amount of such payments made in reliance on the preceding proviso after the Effective Date shall not exceed the sum of (x) $15,000,000 plus (y) the excess (if any) of (i) the aggregate amount of payments permitted to be made pursuant to this clause (2) in all previous Fiscal Years over (ii) the aggregate amount of payments actually made pursuant to this clause (2) in all previous Fiscal Years (in each case without giving effect to the provisos thereto); and
     (3) for so long as any Abitibi Entity is a member of a group filing a consolidated or combined tax return with ABH (each an “Applicable Abitibi Entity”), payments to ABH in respect of the portion of ABH’s consolidated tax liability that is attributable to the Applicable Abitibi Entities (“Tax Payments”); provided that the Tax Payments shall not exceed the taxes (including any penalties and interest) that would have been payable by the Abitibi Entities as a stand-alone group, taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Abitibi Entities from other taxable years.
     SECTION 5.09. Actions Voiding Coverage Under the Insurance Policy. Take any action or knowingly fail to take any action where such action or failure to act voids, or could reasonably be expected to void, coverage under the Insurance Policy.
     SECTION 5.10. Accounting Changes. Make any change in its Fiscal Year without the prior written consent of the Agent.

     SECTION 5.11. Chapter 11 Claims. In the Chapter 11 Cases, incur, create, assume, suffer to exist or permit any other Superpriority Claim which is senior to or pari passu with the Superpriority Guaranty Claims or the Superpriority Receivables Claims, except for the Carve-Out and, in the case of the Superpriority Guaranty Claims, the Adequate Protection Claims.
     SECTION 5.12. Carve-out. Permit any portion of the Carve-Out or any proceeds of any purchase or reinvestment made pursuant to the ARRPA to be used for the payment of professional fees and disbursements incurred in connection with (a) asserting any claims or causes of action against the Agent or the Banks and/or challenging or raising any defense to the Guaranteed Obligations or any other obligations of ACI, ACSC or the Seller under the Transaction Documents, (b) asserting or prosecuting any action for preferences, fraudulent conveyances, or other avoidance power claims against the Agent or the Banks or (c) objecting to or contesting the true sale nature of the sale and/or contribution of the Transferred Receivables, or permit more than $50,000 of the Carve-Out, or any proceeds received by any Abitibi Entity from the purchase by the Banks of Receivable Interests, or the reinvestment with the Seller of any Collections, in each case pursuant to the ARRPA, to be used to pay professional fees and disbursements for investigation of such claims, causes of action or defenses by any committee or any representative of the estate.
     SECTION 5.13. Amendments or Waivers of Organizational Documents and Certain Related Agreements. Agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Effective Date if such amendment, restatement, supplement or other modification or waiver would be adverse to the interests of the Banks in any material respect; provided, however, that any amendment, restatement, supplement or other modification to, or waiver of, any of the Organizational Documents of Augusta Newsprint or of Bridgewater or any of its Subsidiaries shall be deemed to be not adverse to the interests of the Banks in any material respect.
     SECTION 5.14. Minimum Cumulative Consolidated EBITDAR. Permit Cumulative Consolidated EBITDAR (determined on the basis of the Authorized Officer Certification most recently delivered pursuant to Section 4.01(b) or 4.01(c)) for any period set forth in the table below (in each case considered as a single accounting period) to be less than the corresponding amount set forth for such period:

Minimum
Cumulative
Consolidated
Period	EBITDAR
Fiscal Quarter Ending June 30, 2009	$45,000,000
Period of Two Consecutive Fiscal Quarters Ending September 30, 2009	$90,000,000
Period of Three Consecutive Fiscal Quarters Ending December 31, 2009	$135,000,000
Period of Four Consecutive Fiscal Quarters Ending March 31, 2010	$180,000,000
Period of Four Consecutive Fiscal Quarters Ending June 30, 2010	$180,000,000
Period of Four Consecutive Fiscal Quarters Ending September 30, 2010	$180,000,000

     ; provided that failure to comply with the foregoing shall not constitute an Event of Default on any date (the “Applicable Date”) if (x) (i) the daily average Liquidity for the most recent four calendar week period (with each calendar week being deemed to end on Friday) ending prior to the Applicable Date is at least $100,000,000 and (ii) Liquidity on the Applicable Date is at least $75,000,000 or (y) the Applicable Date is prior to August 20, 2009.
     SECTION 5.15. Minimum Liquidity. (a) Permit Liquidity to be less than $25,000,000 at any time on or after the Effective Date or (b) permit daily average Liquidity for any four consecutive calendar week period (with each calendar week being deemed to end on Friday) commencing with the four consecutive calendar week period ending on the first Friday following the Effective Date to be less than $50,000,000.
     SECTION 5.16. Combined Capital Expenditures. Permit Combined Capital Expenditures for any period set forth in the table below to be greater than the corresponding amount for such period set forth in such table:

Maximum
Combined
Capital
Period	Expenditures
Fiscal Year 2009	$90,000,000
Fiscal Year 2010	$90,000,000
ARTICLE 6
Events Of Default
     If any of the following events (each an “Event of Default”) shall occur:
     (a) Failure to Make Payments When Due. Any Guarantor shall fail to pay when and as required to be paid herein, any amount of the Guaranteed Obligations, or any Obligor shall fail to pay when due any other amount payable under this Agreement and such failure shall continue unremedied for a period of three Business Days;
     (b) Breach of Certain Covenants. Any Obligor shall fail to perform or observe any term, covenant or agreement contained in Sections 4.01(a), 4.01(b), 4.01(c), 4.03(a), 4.06 or 4.09 or Article 5;
     (c) Other Defaults. Any Obligor shall fail to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in this Agreement and such failure shall not have been remedied or waived within ten days (or, in the case of Section 4.04, within two Business Days) after an officer of ACI, Donohue or such Obligor becoming aware of such failure;

     (d) Breach of Representations, Etc. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any other Obligor herein (or any certification by a Authorized Officer expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made;
     (e) [Reserved];
     (f) [Reserved];
     (g) [Reserved];
     (h) Employee Benefit Plans. One or more ERISA Events shall occur which, individually or in the aggregate, could reasonably be expected to result in liability of any Abitibi Entity or any of their respective ERISA Affiliates in excess of $25,000,000 during the term hereof; (ii) any fact or circumstance shall exist that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code, or (iii) in respect of any Abitibi Entity that is a Canadian Person, any event (other than the failure to make the payment of the special amortization payments since the Petition Date) shall occur which would entitle a Person (without the consent of any Abitibi Entity) to wind-up or terminate a Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind-up or order the termination or wind-up of, in full or in part, any Pension Plan, or any Abitibi Entity that is a Canadian Person shall receive material correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Pension Plan, or an event (other than the failure to make the payment of the special amortization payments since the Petition Date) shall occur respecting any Pension Plan which would result in the revocation of the registration of such Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Pension Plan, or any Abitibi Entity that is a Canadian Person shall fail to make a required contribution to or payment under any Pension Plan when due (other than the failure to make the payment of the special amortization payments since the Petition Date);
     (i) [Reserved];
     (j) Relief From Automatic Stay. The Bankruptcy Court or the Canadian Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code or the stay arising under the Canadian Amended Order, as applicable, to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Abitibi Entities which have a value in excess of $10,000,000 in the aggregate;
     (k) [Reserved];
     (l) Pre-Petition Payments. Any Abitibi Entity that is a party to any of the Cases shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with “first day” orders entered in the US Cases or as authorized by the Canadian Initial Order, the Canadian Amended Order, the US Interim Order or other orders of the Bankruptcy Court or the Canadian Court entered with the consent of (or non-objection by) the Agent (acting at the direction of the Majority Banks);
     (m) [Reserved];
     (n) Supportive Actions. Any Abitibi Entity or ABH shall take any action in support of any matter set forth in paragraph (j) or (l) above or any other Person shall do so and such application is not contested in good faith by the Obligors and the relief requested is granted in an order that is not stayed pending appeal;
     (o) Collateral Matters. A final non-appealable order of the Bankruptcy Court or the Canadian Court shall be entered that provides for the recovery from any portion of the Collateral of any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code; or any Abitibi Entity, ABH or the Seller shall bring a motion in any of the Cases seeking, or otherwise consent to, authority from the Bankruptcy Court or the Canadian Court (i) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code or (ii) to effect any other action or actions adverse to the Agent or Banks or their rights and remedies hereunder or their interest in the Collateral, except to the extent such action (or actions) is an integral part of a transaction expressly permitted under this Agreement;
     (p) Material Impairment of Rights. Any Abitibi Entity, ABH or the Seller shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or the Canadian Court or any other writing executed by any Abitibi Entity, ABH or the Seller or by oral argument) any other Person’s motion to, (1) disallow in whole or in part any of the obligations arising under this Agreement or any other Transaction Document, (2) challenge the validity and enforceability of the claims granted or confirmed herein or in the US Interim Order (prior to the entry of the US Final Order), the US Final Order (thereafter) or the Securitization Provisions of the Canadian Amended Order, in each case as applicable, in favor of the Agent and the Banks or (3) challenge the validity or the true sale/contribution nature of the transfers of the Originator Receivables from the Originators to the Seller;
     (q) Change of Control. A Change of Control shall occur; or
     (r) Event of Termination. An “Event of Termination” (as defined in the ARRPA) shall occur and be continuing;
     then, and during the continuation of any such event, the Agent may, or at the written direction of the Majority Banks shall, by written or telecopied notice to ACI and Donohue (with a copy to counsel for the Official Creditors’ Committee appointed in the Cases, the United States Trustee for the District of Delaware and the monitor in the Canadian Case), take any or all of the following actions, at the same or different times, in each case without further order of or application to the Bankruptcy Court or the Canadian Court (provided, that with respect to clause (ii) below, the Agent shall provide ACI and Donohue (with a copy to counsel for the Official Creditors’ Committee in the Cases, the United States Trustee for the District of Delaware and the monitor in the Canadian Case) with five (5) Business Days’ written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) declare the Guaranteed Obligations and all other monetary obligations of the Obligors hereunder to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding, (ii) set off amounts in any accounts maintained with the Agent and apply such amounts to the obligations of the Obligors hereunder and in the other Transaction Documents and (iii) exercise any and all remedies under the Transaction Documents and under applicable law available to the Agent and the Banks.
ARTICLE 7
Miscellaneous
     SECTION 7.01. Notices. All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record, to the applicable party at its address set forth below or at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein.
     (a) If to any Guarantor, in all cases (other than in respect of service of process in accordance with Section 7.08(d)) to:
Abitibi-Consolidated Inc.
1155 Metcalfe Street, Suite 800
Montreal QC H3B 542
Canada
Attention: Treasury Department
Facsimile No.: 514-394-2267
       With a copy to:
Abitibi-Consolidated Inc.
1155 Metcalfe Street, Suite 800
Montreal QC H3B 542
Canada
Attention: Stephanie Leclaire, Chief Legal Officer
Facsimile No.: 514-394-3644
     (b) If to any Guarantor (in respect of service of process in accordance with Section 7.08(d)) to:
Abitibi Consolidated Sales Corporation
55 E. Camperdown Way
Greenville, SC 29601
Attention: Treasury
Facsimile No.: 514-394-2267

       With a copy to:
Abitibi-Consolidated Inc.
1155 Metcalfe Street, Suite 800
Montreal QC H3B 542
Canada
Attention: Stephanie Leclaire, Chief Legal Officer
Facsimile No.: 514-394-3644
     (c) If to ACI, in all cases to:
Abitibi-Consolidated Inc.
1155 Metcalfe Street, Suite 800
Montreal QC H3B 542
Canada
Attention: Treasury Department
Facsimile No.: 514-394-2267
       With a copy to:
Abitibi-Consolidated Inc.
1155 Metcalfe Street, Suite 800
Montreal QC H3B 542
Canada
Attention: Stephanie Leclaire, Chief Legal Officer
Facsimile No.: 514-394-3644
     (d) If to the Agent, in all cases to:
Citibank, N.A.
390 Greenwich Street
1st Floor
New York, New York 10013
Attention: David Jaffe
Facsimile No.: 212-723-8721
     (e) If to any Bank, in accordance with Section 10.02 of the ARRPA.
     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01.

     SECTION 7.02. Survival of Agreements, Representations and Warranties, Etc. All warranties, representations and covenants made by any Obligor herein or in any certificate or other instrument delivered by any Obligor or on its behalf in connection with the Transaction Documents shall be considered to have been relied upon by the Banks and the other parties hereto and shall survive the execution and delivery of the Transaction Documents and the purchase of any Receivable Interests by the Banks pursuant to the ARRPA, regardless of any investigation made by the Banks or such other parties or on their behalf and notwithstanding that the Agent or any Bank may have notice or knowledge of any Default or incorrect representation or warranty at the time any such purchase, and shall continue in full force and effect so long as any amount due or to become due under the Transaction Documents is outstanding and unpaid and any Purchase Limit remains in effect.
     SECTION 7.03. No Waiver. No failure or delay by the Agent in exercising any right, power or privilege under this Agreement or the ARRPA shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     SECTION 7.04. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Agent (acting in accordance with Section 10.01 of the ARRPA) and the Obligors.
     SECTION 7.05. Successors and Assigns. This Agreement shall be binding upon the Obligors and their successors and assigns, for the benefit of the Banks and their successors and assigns, except that no Obligor may transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Agent.
     SECTION 7.06. Damages Waiver. To the extent permitted by applicable law, no Obligor shall assert, and each hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Transaction Document.
     SECTION 7.07. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 7.08. Governing Law; Jurisdiction; Etc.. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or the other Transaction Documents, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.
     (d) Each Guarantor consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it in care of ACSC at its address specified in Section 7.01(b). ACI consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the attention of the ACSC at its address specified in Section 7.01(c), or in any other manner permitted by applicable law. Nothing in this Section 7.08 shall affect the right of any Bank or the Agent to serve legal process in any other manner permitted by law.
     SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED PURSUANT HERETO.
     SECTION 7.10. Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery by telecopier, PDF or other electronic means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement, the other Transaction Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
     SECTION 7.11. Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent or its assigns could purchase Dollars with such other currency at New York, New York on the Business Day preceding that on which final judgment is given.

     (b) The obligations of the each Guarantor (each, a “Payor”) in respect of any sum due from such Payor to the Banks or the Agent (each, a “Recipient”) hereunder shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following such Recipient’s receipt of any sum adjudged to be so due in such other currency, such Recipient may, in accordance with normal banking procedures purchase (and remit in New York) Dollars with such other currency; if the Dollars so purchased and remitted are less than the sum originally due to such Recipient in Dollars, the relevant Payor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the relevant Recipient against such loss, and if the Dollars so purchased exceed the sum originally due to the relevant Recipient in Dollars, the relevant Recipient agrees to remit to the relevant Payor such excess.
     SECTION 7.12. Assignment of Guaranteed Obligations. In accordance with the terms of Section 10.03 of the ARRPA, each Bank may from time to time without notice to the undersigned (or any of them), assign or transfer its Guaranteed Obligations or any interest therein to an Eligible Assignee. Notwithstanding any such assignment or transfer made in accordance with Section 10.03 of the ARRPA, such Guaranteed Obligations shall be and remain Guaranteed Obligations for the purposes of this Agreement, and each and every assignee or transferee of any of the Guaranteed Obligations or of any interest therein (to the extent such assignment or transfer was effected in accordance with Section 10.03 of the ARRPA) shall, to the extent of the interest of such assignee or transferee in the Guaranteed Obligations, be entitled to the benefits of this Guaranty to the same extent as if such assignee or transferee were a Bank as of the Effective Date.
     SECTION 7.13. Execution By ACI. This Agreement shall be considered to be executed and delivered by ACI in the United States of America and once an authorized director or officer of ACI resident in the United States of America has executed the same.
     SECTION 7.14. Interpretation (Québec). For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “tangible property” shall include “corporeal property”, (c) “intangible property” shall include “incorporeal property”, (d) “security interest”, “mortgage” and “lien” shall include a “hypothec”, (e) all references to filing, perfection, priority, remedies, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Québec, (f) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (g) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (h) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (i) an “agent” shall include a “mandatary”, (j) “joint and several” shall include “solidary”; (k) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (l) “priority” shall include “prior claim”; (m) “state” shall include “province” and (n) “accounts” shall include “claims”.

     SECTION 7.15. Language. This Agreement and all related documents have been written in the English language at the express request of the parties. Le présent contrat ainsi que tous les documents s’y rattachant ont été rédigés en anglais à la demande expresse des parties.
     SECTION 7.16. Effectiveness. This Agreement shall become effective when (x) copies hereof which, when taken together, bear the signatures of ACI and each of the Guarantors shall have been received by the Agent and (y) the ARRPA shall have become effective in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OBLIGORS: ABITIBI-CONSOLIDATED INC., as an Obligor
By:
Name:
Title:

GUARANTORS AND OBLIGORS: DONOHUE CORP., as a Guarantor and Obligor
By:
Name:
Title:

ABITIBI CONSOLIDATED SALES CORPORATION, as a Guarantor and Obligor
By:
Name:
Title:

ABITIBI-CONSOLIDATED CORP., as a Guarantor and Obligor
By:
Name:
Title:

AUGUSTA WOODLANDS, LLC, as a Guarantor and Obligor By: ABITIBI-CONSOLIDATED CORP., its Sole Member
By:
Name:
Title:

ABITIBI-CONSOLIDATED ALABAMA CORPORATION, as a Guarantor and Obligor
By:
Name:
Title:

ALABAMA RIVER NEWSPRINT COMPANY, as a Guarantor and Obligor
By:
Name:
Title:

Agreed to and accepted by:
 CITIBANK, N.A., as Agent

By:
Name:
Title:

EXHIBIT A
Form of Intercompany Subordination Agreement

SCHEDULE 3.07
Adverse Proceedings
     All Adverse Proceedings as have been disclosed in AbitibiBowater Inc.’s Annual Report on Form 10-K filed on April 30, 2009 and Quarterly Report on Form 10-Q filed on May 15, 2009 (SEC File No. 001-33776), which include the following:
-	AbitibiBowater Inc. v. Government of Canada: expropriation of AbitibiBowater’s assets in the Province of Newfoundland and Labrador.

SCHEDULE 3.09
Environmental Matters
No known exceptions.

SCHEDULE 3.11
ERISA and Pension Plan Matters
I. Disclosures related to Canadian Law
Promises of Benefit Improvements:
(1) Promise to amend some pension plans (the “2009 Plans”) effective January 1, 2009 to provide cost of living increase of pensions in payment to eligible retirees effective January 1, 2009, January 1, 2011 and January 1, 2013 (for Alma, increases are January 1, 2010, January 1, 2012 and January 1, 2014).
(2) Promise to amend the 2009 Plans effective May 1, 2009, including the following:
•	Increase in member contributions to 7.5% of earnings from May 1, 2009 (7.3% at Thorold)

•	Increase in pension formula for all service from 1.70% to 1.75% of final (or best, as applicable) five-year average earnings for eligible employees retiring from active service (for Fort Frances, pension is based on greater of minimum formula which is being increased from 1.70% to 1.75% and formula of 2% with an offset which is being reduced from .15% to .08% of final average earnings up to final average YMPE; for Alma, formula is being increased to 1.79% of final average earnings times credited service, less offset equal to 1/35 of QPP pension)

•	Change in early retirement provisions to provide no reduction in the pension and bridge benefit amounts (subject to minimum reductions imposed by the tax rules) for eligible employees retiring from active service at age 57 with at least 20 years of service (For Alma, bridge benefit amount before age 60 also increased from $32 to $33).
The promise to amend the 2009 Plans referenced in paragraphs (1) and (2) above applies to unionized members that were covered by the applicable collective agreements.
The cost of living increase referenced in paragraph (1) has been paid since January 1, 2009 to the members of the 2009 Plans. The promises to amend the 2009 Plans referenced in paragraph (2) will not be implemented until amendments have been filed with and registered by the relevant pension regulatory authorities and the Canada Revenue Agency.
(3) Promise to amend other pension plans (the “2010 Plans”) effective January 1, 2010 to provide cost of living increase of pensions in payment to eligible retirees effective January 1, 2010, January 1, 2012 and January 1, 2014.
(4) Promise to amend the “2010 Plans effective May 1, 2010, including the following:
•	Increase in member contributions to 7.5% of earnings from May 1, 2010

•	Increase in pension formula for all service from 1.70% to 1.75% of final (or best, as applicable) five-year average earnings for eligible employees retiring from active service

•	Change in early retirement provisions to provide no reduction in the pension and bridge benefit amounts (subject to minimum reductions imposed by the tax rules) for eligible employees retiring from active service at age 57 with at least 20 years of service.
Suspension of Non-Registered Plans Payments:
On April 17, 2009, ACI suspended any and all payments of all benefits under all non-registered Pension Plans.
Decision Received from the Quebec Pension Regulator:
On May 11, 2009, the Quebec pension regulator (“Régie des rentes du Québec”) ordered in a formal decision to limit the payments from the plans regulated by the Quebec pension regulator to monthly pension benefits paid and to be paid from the plans, transfers of additional voluntary contributions and contributions credited to a member in a defined contribution section of a plan and the payment of the plans’ administration fees and expenses. The Obligors have decided to apply this decision to all their Canadian pension plans.
Financial Services Tribunal-Hearing — ACI:
On July 22, 2008, ACI, filed a request for hearing regarding a Notice of Proposal of the Deputy Superintendent, Pensions (Ontario), dated June 27, 2008, to refuse to consent to transfers of assets effective January 1, 1998, from the Stone Salaried Plan and the Abitibi Non-Union Plan to the Stone Non-Union Plan under section 81 of the PBA. The pension plans impacted by the Notice of Proposal and the hearing before the Tribunal are: the “Pension Plan for Salaried Employees of Stone-Consolidated Corporation”, Ontario Registration Number 0202424, the “Pension Plan for Non-Union Employees of Abitibi-Consolidated Inc.”, Ontario Registration Number 0472928 and the “Pension Plan for Non-Union Employees of Abitibi Consolidated Inc.”, Quebec Registration Number 101793
On May 1, 2009, ACI advised the Tribunal that it was subject to an Order dated April 17, 2009 issued by the Superior Court of Quebec pursuant to the Companies Creditors Arrangement Act, and requested a stay of the Tribunal’s proceedings. Abitibi-Consolidated Inc. also advised that the Superintendent did not object to the request for a stay of these proceedings. The Tribunal granted an adjournment of the matter and directed Abitibi-Consolidated Inc. to provide the Tribunal with an update by November 2, 2009.
II. Disclosures related to U.S. law
The following ERISA Events have occurred or are reasonably expected to occur, without regard to whether any of such ERISA Events could reasonably be expected to have a Material Adverse Effect:

4

(A) The filing of the US Cases by AbitibiBowater Inc. constituted a reportable event as defined in PBGC Regulations §4043.35(a)(1) with respect to the AbitibiBowater Inc. Retirement Plan, the AbitibiBowater Inc. Pension Plan, the Abitibi Consolidated U.S. Pension Plan for Certain Hourly-Paid Employees, and the Abitibi Consolidated U.S. Retirement Plan. Notices of such reportable events were filed with the PBGC on May 18, 2009.
(B) It is anticipated that the announced closing of the Alabama River Newsprint paper mill owned by Abitibi-Consolidated Alabama Corporation will cause the number of active participants in the Abitibi Consolidated U.S. Retirement Plan to decrease to less than 80% of the active participants at the beginning of the 2009 plan year, which will constitute a reportable event as defined in PBGC Regulations §4043.23.
(C) The anticipated closing of the Alabama River Newsprint paper mill may also result in the imposition of joint and several liability on the Abitibi Entities that are US Persons pursuant to Section 4062(e) of ERISA.
(D) Corporate restructuring occurring pursuant to the US Cases may result in various other reportable events, including changes in contributing sponsors or members of the controlled group within the meaning of PBGC Regulations §4043.29 or transfers of benefit liabilities within the meaning of PBGC Regulations §4043.32
The following Employee Benefit Plans provide for health and welfare benefits to retired and former employees of Abitibi Entities or their ERISA Affiliates for which Abitibi Entities may be liable, without regard to whether such liabilities could reasonably be expected to have a Material Adverse Effect:
(A) AbitibiBowater Benefit Plan, as restated effective January 1, 2009, incorporating the retiree medical programs described in Section 1.04 thereof.
Although the most recent actuarial valuation for the AbitibiBowater Inc. Retirement Plan, the AbitibiBowater Inc. Pension Plan, the Abitibi Consolidated U.S. Pension Plan for Certain Hourly-Paid Employees, and the Abitibi Consolidated U.S. Retirement Plan, as of January 1, 2009, have not yet completed, it may be anticipated in light of recent market developments that the present value of the aggregate benefit liabilities of some or all of such plans may exceed the aggregate value of the assets of such plan, although the amount of such excess, and whether it could reasonably be expected to have a Material Adverse Effect, cannot be determined at this time.

5

SCHEDULE 3.12
Donohue Subsidiaries

		Ownership
Subsidiary	Jurisdiction	(direct or indirect)
Abitibi-Consolidated Corp.	Delaware	100%
Abitibi-Consolidated U.S. Funding Corp.	Delaware	100%
Abitibi Consolidated Sales Corporation	Delaware	100%
Abitibi-Consolidated Alabama Corporation	Alabama	100%
Alabama River Newsprint Company	Alabama	100%
Augusta Newsprint Company	Georgia	52.5%
Augusta Woodlands, LLC	Delaware	100%

SCHEDULE 4.01
Website Address
The website addresses on which links to documents required to be delivered pursuant to Section 4.01 may be posted are as follows:
-	AbitibiBowater, Inc.: www.abitibibowater.com

-	SEC EDGAR: www.sec.gov/edgar.shtml